Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 24, 2010 on the financial statements of the Steward Funds, Inc., consisting of the Steward Large Cap Enhanced Index Fund, the Steward Select Bond Fund, the Steward Global Equity Income Fund, and the Steward International Enhanced Index Fund, and the Capstone Series Fund, Inc., consisting of the Steward Small-Mid Cap Enhanced Index Fund, dated as of April 30, 2010 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Steward Funds, Inc.’s and Capstone Series Fund, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
August 25, 2010